Exhibit 10.2

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

DRC MEDICINE INC.

Convertible Promissory Note

Original Principal Amount: $1,212,121

Execution Date: September 2, 2026

Issuance Date: The date of the closing of the Business Combination
Number: DRCM-1

FOR VALUE RECEIVED, RIBBON ACQUISITION CORP., a Cayman Islands exempted company (“RIBB”; the term “Company” refers to RIBB until the closing of the Business Combination and, following the closing of the Business Combination, to DRC Medicine Inc., a Delaware corporation (“PubCo”), which shall be substituted for RIBB as, and shall assume all of the obligations of, the Company pursuant to the Joinder set forth on the signature page hereof), hereby promises to pay to the order of METEORA SELECT TRADING OPPORTUNITIES MASTER, LP, or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and the Payment Premium, as applicable, in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section (12). The Issuance Date is the date of the first issuance of this Convertible Promissory Note (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”

This Note is being issued pursuant to Section 2.01 of the Standby Equity Purchase Agreement, dated September 2, 2026 (as may be amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “SEPA”), by and between the Company and Meteora Select Trading Opportunities Master, LP, as the Investor. The Holder has the option of converting on one or more occasions all or part of the then outstanding balance under this Note by delivering to the Company one or more Conversion Notices in accordance with Section 3 of this Note. The parties acknowledge and agree that any previously executed convertible promissory note issued by the Company to the Holder in connection with the transactions contemplated hereby has been terminated and cancelled and is void and of no further force or effect.

This Note is issued with original issue discount. The purchase price of this Note is equal to eighty-two and one-half percent (82.5%) of the Original Principal Amount, paid pursuant to Section 2.01 of the SEPA (i.e., for each $1,000 of principal face amount, the Company receives $825 in net proceeds). The Principal includes such original issue discount, and the Principal (as reduced by repayment, redemption or conversion) shall be repayable and convertible at its full face amount regardless of the net proceeds received by the Company.

This Note is executed and delivered on the date set forth above as the Execution Date (the “Execution Date”) by Ribbon Acquisition Corp. (“RIBB”) and is binding upon RIBB as the Company from and after the Execution Date. References in this Note to “the date hereof” mean the Execution Date. Effective upon the closing of the Business Combination, and pursuant to the Joinder set forth on the signature page hereof, DRC Medicine Inc., a Delaware corporation (“PubCo”), shall be substituted for RIBB as the Company and shall assume and be bound by all of the obligations and liabilities of the Company hereunder. The Pre-Advance Closing (as defined in the SEPA) shall occur concurrently with the closing of the Business Combination, and the date of the Pre-Advance Closing shall be the Issuance Date and the date on which this Note is funded.

(1)	GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, the Payment Premium in respect of such outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Note. The “Maturity Date” shall be the date that is twelve (12) months following the closing of the Business Combination, as may be extended by the mutual written consent of the Company and the Holder. Other than as specifically permitted by this Note, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 0% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest, if any, shall be payable on the Maturity Date and upon any conversion, redemption, prepayment or acceleration, in each case with respect to the amounts so converted, redeemed, prepaid or accelerated.

(c) Monthly Payments. If, any time after the Issuance Date set forth above, and from time to time thereafter, an Amortization Event has occurred, then the Company shall make monthly cash payments beginning on the 7th Trading Day after the Amortization Event Date and continuing on the same day of each successive Calendar Month until the entire outstanding principal amount of this Note shall have been repaid, or the obligation of the Company to make monthly cash payments pursuant to this Section 1(c) has ceased as set forth below. Each monthly cash payment from and after the Amortization Event shall be in an amount equal to the sum of (i) $200,000 of Principal in the aggregate among this Note and all Other Notes (or the outstanding Principal if less than such amount) (the “Amortization Principal Amount”), which Amortization Principal Amount shall be allocated pro rata among this Note and the Other Notes based on their respective outstanding Principal amounts, plus (ii) the Payment Premium in respect of such Amortization Principal Amount, plus (iii) all accrued and unpaid interest hereunder as of each payment date. The obligation of the Company to make monthly cash payments related to an Amortization Event pursuant to this Section (1)(c) shall cease (with respect to any payment that has not yet come due) if at any time after the Amortization Event Date (A) in the event of a Floor Price Event, on the date that is the 10th consecutive Trading Day that the daily VWAP is greater than the Floor Price then in effect, or (B) in the event of an Exchange Cap Event, the date the Company has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/or the Exchange Cap no longer applies, or (C) in the event of a Registration Event, the condition or event causing the Registration Event has been cured or the Holder is able to resell the Common Shares issuable upon conversion of this Note in accordance with Rule 144 under the Securities Act, unless a subsequent Amortization Event occurs.

(d) Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided, that the Company provides the Holder with written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice (i) shall be delivered to the Holder after the close of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP of the Common Shares was less than the Fixed Price on the date such Redemption Notice is delivered, unless otherwise agreed by the Holder. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) the Payment Premium in respect of such Principal amount plus (c) all accrued and unpaid interest hereunder as of the date of such redemption. After receipt of a Redemption Notice, the Holder shall have five (5) Trading Days (beginning with the Trading Day immediately following the date such Redemption Notice is delivered to the Holder in accordance with this term of this Section 1(d)) to elect to convert all or any portion of this Note. On the sixth (6th) Trading Day following the delivery of the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during such five (5) Trading Day period. Other than as specifically set forth in this Note, the Company shall not have the ability to make any early repayments without the consent of or at the request of the Holder.

(e) Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Investor Notice Offset. While any amount remains outstanding under this Note, the Investor may deliver Investor Notices under the SEPA at the Conversion Price, and each purchase pursuant to such Investor Notice shall reduce the amount outstanding under this Note as of the date such Investor Notice is delivered, applied in the following order: first, to costs and expenses then due; second, to accrued and unpaid Interest; and third, to outstanding Principal. For the avoidance of doubt, no Payment Premium shall be due, payable or applied in respect of any amount offset pursuant to an Investor Notice. The Holder and the Company shall maintain records showing the amounts so applied and the dates thereof, or shall use such other method reasonably satisfactory to the Holder and the Company, in the manner contemplated by Section (3)(b)(iii). Common Shares issued or sold pursuant to Investor Notices, and Common Shares issuable upon conversion of this Note and the Other Notes, shall draw from the same pool of Common Shares available under the Exchange Cap and shall count toward the Required Reserve Amount.

(g) Pro Rata Treatment; Pari Passu. All payments, prepayments, redemptions and offsets under this Note and the Other Notes, and all allocations of the Amortization Principal Amount, shall be made pro rata among this Note and the Other Notes based on their respective outstanding Principal amounts. This Note and the Other Notes shall rank pari passu with one another, without preference or priority of any one over any other.

(h) Mandatory Prepayment from Financing Proceeds. If the Company or any of its Subsidiaries receives net cash proceeds from any debt, equity, equity-linked, derivative or other financing (in each case, other than (i) equipment or purchase-money financing, including capital leases, (ii) inventory financing, (iii) accounts receivable financing or factoring, and (iv) ordinary-course working capital lines secured solely by such equipment, inventory or receivables), including, without limitation, any amounts payable to the Company under that certain Confirmation re: OTC Equity Prepaid Forward Transaction, dated as of September 2, 2026, among the Investor, RIBB and DRC Medicine Ltd., as amended, restated or supplemented from time to time (the “Forward Purchase Confirmation”), then the Company shall apply thirty-three percent (33%) of such net proceeds to the repayment of outstanding Principal under this Note and the Other Notes (allocated pro rata among this Note and the Other Notes based on their respective outstanding Principal amounts) within three (3) Business Days of receipt thereof; provided that the Holder may waive or defer any such prepayment, in whole or in part, in its sole discretion. No Payment Premium shall be payable in respect of amounts prepaid pursuant to this Section 1(h).

(i) Application of Shares under the Forward Purchase Confirmation. The Holder may, at its sole election and upon written notice to the Company, apply all or any portion of the amounts then outstanding under this Note against Recycled Shares and/or Additional Shares (each as defined in the Forward Purchase Confirmation) then subject to the Forward Purchase Confirmation, at a price per Common Share equal to the lower of (x) the Conversion Price then in effect and (y) the price that would then be applicable to an Investor Notice under the SEPA, in accordance with the section of the Forward Purchase Confirmation captioned “Application of Shares to Note Obligations.” Upon any such application, the outstanding balance of this Note shall be reduced by the aggregate amount so applied, and no Payment Premium shall be due in respect of amounts so applied.

(j) Capitalized Expenses. The Principal of this Note shall be increased, automatically and without further action by any Person, by any amount capitalized into this Note pursuant to Section 12.04 of the SEPA or pursuant to the provision of the Forward Purchase Confirmation captioned “Reimbursement of Legal Fees and Other Expenses” (in each case, in an amount equal to one hundred fifty percent (150%) of the unpaid amount so capitalized), effective as of the date of such capitalization, and any amount so capitalized shall constitute Principal for all purposes of this Note, including for purposes of conversion, repayment, redemption and the Payment Premium.

(k) Escrowed Shares. Upon the closing of the Business Combination, certain third parties that are then shareholders of PubCo (the “Contributing Shareholders”) shall contribute to Continental Stock Transfer and Trust Company, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement to be entered into by the Company, the Contributing Shareholders, the Holder and the Escrow Agent prior to the closing of the Business Combination (the “Escrow Agreement”), an aggregate number of issued and outstanding Common Shares that are freely tradable without restriction equal to 9.9% of PubCo’s issued and outstanding Common Shares immediately following the closing of the Business Combination (the “Escrowed Shares”). The Escrow Agreement shall provide that, upon the occurrence of an Event of Default, title to the Escrowed Shares shall transfer to the Holder, free and clear of all liens, claims, encumbrances and transfer restrictions. In addition to any other rights the Holder may have under this Note, the Escrow Agreement (once entered into) or applicable law, the value of the Escrowed Shares so transferred shall constitute partial liquidated damages and not a penalty; provided, however, that nothing in this Note or the Escrow Agreement shall limit or impair the Holder’s right to pursue damages in excess of the value of the Escrowed Shares or any other rights or remedies available to the Holder under this Note, the Escrow Agreement (once entered into) or applicable law. The Escrow Agreement shall further provide that, upon the satisfaction in full of all obligations under this Note, title to the Escrowed Shares shall transfer back to the Contributing Shareholders.

(2)	EVENTS OF DEFAULT.

(a) An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:

(i) The Company’s failure to pay to the Holder any amount of Principal, Redemption Amount, Payment Premium, Interest, or other amounts when and as due under this Note or any other Transaction Document within five (5) Business Days after such payment is due;

(ii) (A) The Company or any Significant Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company or any Subsidiary of the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; (C) the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (D) the Company or any Significant Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (E) the Company or any Significant Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (F) the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (G) the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (H) any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) The Company or any Subsidiary of the Company shall default, in any of its obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created, and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Business Days, and as a result, such indebtedness becomes or is declared due and payable;

(iv) A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v) The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi) The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction unless in connection with such Change of Control Transaction this Note is retired;

(vii) The Company’s (A) failure to deliver the required number of Common Shares to the Holder within two (2) Trading Days after the applicable Share Delivery Date (and which failure is not a result of any action or inaction on the part of the Holder) or (B) notice, written or oral, to any holder of this Note, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of all or a portion of this Note into Common Shares that is tendered in accordance with the provisions of this Note;

(viii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within five (5) Business Days after such payment is due;

(ix) The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

(x) Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xi) (A) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (C) the Company denies in writing that it has any further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document;

(xii) The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(xiii) Any Event of Default (as defined in the Other Notes or in any Transaction Document other than this Note) occurs with respect to any Other Notes; or

(xiv) The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be otherwise covered by Sections (2)(a)(i) through (2)(a)(xiii) hereof) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within ten

(10) Business Days.

(xv) The Common Shares shall become subject to a “chill,” suspension or other limitation imposed by DTC, or the Company or the Transfer Agent shall cease to be eligible to participate in DTC’s FAST/DWAC program, and such condition continues for five (5) Trading Days;

(xvi) The Company shall fail to reserve and keep available the Required Reserve Amount in accordance with Section (3)(d)(ii), and such failure is not cured within ten (10) Trading Days; or

(xvii) Following an Exchange Cap Event, the Company shall fail to hold a meeting of its shareholders to seek the approval described in Section (3)(d)(ii) within ninety (90) days after such Exchange Cap Event.

(b) The “Mandatory Default Amount” means the sum of (x) the outstanding Principal of this Note, (y) the Payment Premium in respect of such outstanding Principal (i.e., 7% of all Principal then outstanding), and (z) all accrued and unpaid Interest and all other amounts owing in respect of this Note. During the time that any portion of this Note is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the Mandatory Default Amount shall become, at the Holder’s election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the Mandatory Default Amount shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, on one or more occasions all or part of the Note in accordance with Section (3) (and subject to the limitations set out in Section (3)(c)(i) and Section (3)(c)(ii)) at any time after an Event of Default has occurred and is continuing until all amounts outstanding under this Note have been repaid in full. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3)	CONVERSION OF NOTE.

This Note shall be convertible into Common Shares, on the terms and conditions set forth in this Section (3).

(a) Conversion Right. Subject to the limitations of Section (3)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Shares in accordance with Section (3)(b), at the Conversion Price. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a Common Share upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (3)(b)(iii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Shares and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares multiplied by (B) the Closing Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Late Delivery Damages. In addition to, and without limiting, the Holder’s rights in respect of a Buy-In, if the Company fails to deliver Common Shares to the Holder on or before the applicable Share Delivery Date, then, for each Trading Day after the Share Delivery Date until such delivery is made, the Company shall pay to the Holder cash liquidated damages equal to $10 per Trading Day (increasing to $20 per Trading Day commencing on the fifth (5th) Trading Day after the Share Delivery Date) for each $10,000 of Conversion Amount subject to such failed delivery. Such liquidated damages shall be paid to the Holder within five (5) Business Days after the date incurred and shall not limit the Holder’s right to pursue a Buy-In or any other remedy available hereunder, at law or in equity.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.9% of the number of Common Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of 9.9% of the then outstanding Common Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii) Principal Market Limitation. Notwithstanding anything in this Note to the contrary, the Company shall not issue any Common Shares upon conversion of this Note, or otherwise, if the issuance of such Common Shares, together with any Common Shares issued in connection the SEPA, issuable upon conversion of any Other Notes, and issuable in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Common Shares that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of The Nasdaq Stock Market LLC (“Nasdaq”) and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules and regulations of Nasdaq. For the avoidance of doubt, the Exchange Cap applicable under this clause (ii) is the same Exchange Cap as is determined under Section 3.02(c) of the SEPA, and shall be calculated, and shall adjust, in accordance with Section 3.02(c) of the SEPA.

(d) Other Provisions.

(i) All calculations under this Section (3) shall be rounded to the nearest $0.0001 or whole share.

(ii) So long as this Note or any Other Notes remain outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed the Transfer Agent to irrevocably reserve, the maximum number of Common Shares issuable upon conversion of this Note and the Other Notes (assuming for purposes hereof that (x) this Note and such Other Notes are convertible at the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Note or Other Notes set forth herein or therein (the “Required Reserve Amount”)), provided that at no time shall the number of Common Shares reserved pursuant to this Section (3)(d)(ii) be reduced other than pursuant to the conversion of this Note and the Other Notes in accordance with their terms, and/or cancellation, or reverse stock split. If at any time while this Note or any Other Notes remain outstanding, the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy the obligation to reserve for the issuance the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to a meeting of its shareholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Note, and cause its board of directors to recommend to the shareholders that they approve such proposal. If at any time the number of Common Shares that remain available for issuance under the Exchange Cap is less than 100% of the maximum number of shares issuable upon conversion of all the Notes and Other Notes then outstanding (assuming for purposes hereof that (x) the Notes are convertible at the Conversion Price then in effect, and (y) any such conversion shall not take into account any limitations on the conversion of the Note, other than the Floor Price then in effect but solely with respect to the Variable Price), the Company will use commercially reasonable efforts to promptly call and hold a shareholder meeting for the purpose of seeking the approval of its shareholders as required by the applicable rules of the Principal Market, for issuances of shares in excess of the Exchange Cap. The Company covenants that, upon issuance in accordance with conversion of this Note in accordance with its terms, the Common Shares, when issued, will be validly issued, fully paid and nonassessable.

(iii) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates representing Common Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Legal Opinions. Subject in all cases to the availability and effectiveness of the Registration Statement or the Company’s and Holder’s compliance with the applicable provisions of Rule 144, the Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal for this Note or the Underlying Shares issued upon conversion of this Note upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof; provided, however, (x) if such legend removal is sought under Rule 144, the Company’s obligation under this clause (iv) shall only apply if such legend removal is sought by the Holder in connection with Holder’s sale or transfer of the Note or the Underlying Shares in accordance with Rule 144, and (y) the Company’s obligations under this clause (iv) are subject to the Holder timely providing such certificates and letters of representation that are reasonably required and customary under the circumstances for such legend removal. To the extent that a legal opinion is not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs actually incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with the sale or transfer of the Underlying Common Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(e) Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company, at any time while this Note is outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Shares or any other equity or equity equivalent securities payable in Common Shares, (ii) subdivide outstanding Common Shares into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (iv) issue by reclassification of Common Shares any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective, in the case of a dividend distribution, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or, in the case of a subdivision, combination or re-classification, and shall become effective immediately after the effective date of such subdivision, combination or re-classification.

(f) Adjustment of Fixed Price upon Issuance of Common Stock. If the Company, at any time while this Note is outstanding, issues or sells any Common Shares or Convertible Securities (other than Excluded Securities and any shares issued or sold by the Company in connection with any Excluded Securities), for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than Excluded Securities and any shares issued or sold by the Company in connection with any Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise of such Convertible Securities issued or sold by the Company is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Share upon conversion or exchange or exercise of such Convertible Securities.

(g) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(h) Whenever the Conversion Price is adjusted pursuant to Section (3) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. For the avoidance of doubt, the adjustment provided in Section (3)(f) operates solely on the Fixed Price, and in no event shall any Dilutive Issuance reduce or otherwise adjust the Floor Price.

(i) In case of any (1) merger or consolidation of the Company or any Subsidiary of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section (2)(a)(vi), (B) convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate Principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Note with a Principal amount equal to the aggregate Principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Note was issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each Common Shares would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(4)	REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section (3)(b)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section (4)(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section (4)(a) or Section (4)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Note(s) issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of such new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(5)	NOTICES.

Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company, prior to the closing of the Business Combination, to:

Ribbon Acquisition Corp.

Central Park Tower LaTour Shinjuku Room 3001

6-15-1 Nishi Shinjuku, Shinjuku-ku, Tokyo 160-0023 Japan
Attention: Angshuman (Bubai) Ghosh

E-mail: bubai.ghosh@ribbonacquisitioncorp.com

with a copy (which shall not constitute notice or delivery of process) to:

Celine & Partners PLLC

1185 6th Avenue, Suite 304, New York, NY 10036
Attention: Cassi Olson, Esq.

E-mail: colson@celinelaw.com

If to the Company, following the closing of the Business Combination, to:

DRC Medicine Inc.
9 East Loockerman St., Suite 311, Dover, Kent, Delaware 19901
Attention: Narumi Okazaki

E-mail: okazaki@drciyaku.co.jp

with a copy (which shall not constitute notice or delivery of process) to:

Woodbridge International Consulting Ltd.

9F, No. 73, Lequn 3rd. Rd., Taipei 104, Taiwan
Attention: Lawrence Ong

E-mail: larry@woodbridge-int.com

If to the Holder, to:

Meteora Capital, LLC

1200 N Federal Hwy, Suite 200, Boca Raton, FL 33432
Attention: Vikas Mittal, Managing Member

E-mail: Notices@meteoracapital.com

or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i),

(ii) or (iii) above, respectively.

(6)	ABSOLUTE OBLIGATION; NO IMPAIRMENT

Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not and shall cause each of its Subsidiaries not to, without the consent of the Holder, enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under this Note, including, without limitation, the obligation of the Company to make cash payments hereunder.

(7)	NO STOCKHOLDER RIGHTS

This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

(8)	CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a) Governing Law. This Note and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b) Jurisdiction; Venue; Service.

(i) The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii) The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction selected by the Holder. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii) Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv) The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Note, such service to become effective thirty (30) days after the date of such e-mail or mailing, as applicable. The Company and the Holder each irrevocably waive any defense it may have on the grounds of insufficient or improper service with respect to service of process effected in accordance with this Section (8)(b)(iv).

(v) Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c) THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS NOTE OR ANY MATTER RELATING TO THIS NOTE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(9)	FEES AND EXPENSES

If the Company fails to strictly comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(10)	WAIVER; AMENDMENT

Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. No provision of this Note may be waived or amended other than by a written agreement signed by the parties to this Note.

(11)	SEVERABILITY; USURY SAVINGS

If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(12)	CERTAIN DEFINITIONS.

For purposes of this Note, the following terms shall have the following meanings:

(a) “Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five Trading Days during a period of seven consecutive Trading Days (a “Floor Price Event”), (ii) the Company has issued to the Investor, pursuant to the transactions contemplated in this Note, the Other Notes and the SEPA, a number of Common Shares in excess of 99% of the Common Shares available under the Exchange Cap as specified in the SEPA (an “Exchange Cap Event”), or (iii) any time after the date that is the deadline for the initial Registration Statement to be declared effective under the Registration Rights Agreement, the Investor is unable to utilize a Registration Statement to resell Underlying Shares (a “Registration Event”) (the first day of each such occurrence, an “Amortization Event Date”).

(b) “Amortization Principal Amount” shall have the meaning set forth in Section (1)(c).

(c) “Applicable Price” shall have the meaning set forth in Section (3)(f).

(d) “Approved Stock Plan” means any employee benefit plan or any share incentive plan (including, without limitation, Nasdaq equity inducement grants or inducement plans) which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director, consultant or other eligible participant under any such plans, in each case for services provided to the Company.

(e) “Bloomberg” means Bloomberg Financial Markets.

(f) “Business Combination” means the business combination by and among Ribbon Acquisition Corp. (“RIBB”), DRC Medicine Inc. (“PubCo”), DRC Merger Inc. and DRC Medicine Ltd., as contemplated by the related business combination agreement, dated as of June 30, 2025, pursuant to which, among other things, RIBB will domesticate as a Delaware corporation and merge with a wholly-owned subsidiary of PubCo, with the result that PubCo will be the surviving publicly traded issuer of the Common Shares, the closing of which gives rise to the issuance of this Note.

(g) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(h) “Buy-In” shall have the meaning set forth in Section (3)(b)(ii).

(i) “Buy-In Price” shall have the meaning set forth in Section (3)(b)(ii).

(j) “Calendar Month” means one of the twelve months of the year.

(k) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

(l) “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange which the Common Shares are then listed as quoted by Bloomberg.

(m) “Commission” means the Securities and Exchange Commission.

(n) “Common Shares” means the shares of common stock, par value $0.0001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(o) “Conversion Amount” means the portion of the Principal, Interest, or other amounts outstanding under this Note to be converted, redeemed or otherwise with respect to which this determination is being made.

(p) “Conversion Date” shall have the meaning set forth in Section (3)(b)(i).

(q) “Conversion Failure” shall have the meaning set forth in Section (3)(b)(ii).

(r) “Conversion Notice” shall have the meaning set forth in Section (3)(b)(i).

(s) “Conversion Price” means, as of any Conversion Date or other date of determination, the lower of (i) an amount (the “Fixed Price”) equal to the average of the daily VWAPs of the Common Shares for the five (5) consecutive Trading Days immediately preceding the date the initial Registration Statement is declared effective by the Commission; provided that, until the initial Registration Statement is declared effective, the Fixed Price shall be deemed to equal the average of the daily VWAPs of the Common Shares for the five (5) consecutive Trading Days immediately preceding the closing of the Business Combination, which deemed amount shall be automatically and irrevocably replaced upon such effectiveness by the foregoing formula, or (ii) ninety-five percent (95%) of the lowest daily VWAP during the 5 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Note.

(t) “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Shares, including, without limitation, forward purchase contracts, convertible notes, simple agreements for future equity, and warrants.

(u) “Dilutive Issuance” shall have the meaning set forth in Section (3)(f).

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Excluded Securities” means any Common Shares issued or issuable or deemed to be issued by the Company: (i) under any Approved Stock Plan, (ii) upon issuance of any Common Shares pursuant to the SEPA or the conversion of any securities issued pursuant to the SEPA (including Common Shares issued in connection with this Note and any of the Other Notes); (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding or otherwise set forth on Schedule 1 hereto, on the day immediately preceding the date of the SEPA; provided, that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities as such terms are in effect on such date and the terms of such Options or Convertible Securities are not amended, modified or changed on or after such date, (iv) upon a stock split, reverse stock split, distribution of bonus shares, combination or other recapitalization events; (v) pursuant to the membership interest purchase agreements listed on Schedule 1; and (vi) pursuant to acquisitions, divestitures, licenses, partnerships, collaborations, joint ventures, or other strategic acquisitions approved by the Board of Directors of the Company (an “Approved Transaction”), provided that such Approved Transaction shall only involve an acquisition, divestiture, license, partnership, collaboration, joint venture or other strategic transaction involving an operating company or asset(s) of a business, in either case, that is complimentary with the business of the Company and its Subsidiaries, and where such issuance of Common Shares in the Approved Transaction is not primarily for the purpose of raising capital (the foregoing, “Qualifying Approved Transactions”).

(x) “Floor Price” solely with respect to the Variable Price, shall initially mean an amount equal to twenty percent (20%) of the average VWAP of the Common Shares for the five (5) Trading Days immediately preceding the earlier of (i) the date on which the registration statement registering for resale the Underlying Shares is declared effective by the Commission, or (ii) the date that is twelve (12) months following the closing of the Business Combination. Notwithstanding the foregoing, until the earlier of (i) the date the initial Registration Statement is declared effective by the Commission and (ii) the date that is twelve (12) months following the closing of the Business Combination, the Floor Price shall be deemed to equal twenty percent (20%) of the average VWAP of the Common Shares for the five (5) Trading Days immediately preceding the closing of the Business Combination. Commencing on the six (6) month anniversary of the closing of the Business Combination, and on every six (6) month anniversary thereafter during the term of this Note, the Floor Price shall automatically reset to the greater of (i) twenty percent (20%) of the ten (10) Trading Day VWAP of the Common Shares immediately preceding the applicable reset date and (ii) the then-applicable minimum bid price required to maintain the Company’s listing on Nasdaq (as adjusted for any stock splits, reverse stock splits, or similar events).

(y) “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property.

(z) “New Issuance Price” shall have the meaning set forth in Section (3)(f).

(aa) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(bb) “Other Notes” means any other notes issued pursuant to the SEPA and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of this Note or any Other Notes.

(cc) “Payment Premium” means 7% of the Principal Amount being paid.

(dd) “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Note or any Other Note.

(ee) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(ff) “Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

(gg) “Registration Rights Agreement” means the registration rights agreement entered into between the Company and the Holder on the date hereof (referenced as Exhibit A to the SEPA).

(hh) “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

(ii) “Required Holders” means the holders of a majority in aggregate outstanding Principal amount of this Note and the Other Notes, which majority must include the Holder for so long as the Holder holds any portion of this Note or any Other Note.

(jj) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(kk) “Share Delivery Date” shall have the meaning set forth in Section (3)(b)(i).

(ll) “Significant Subsidiary” shall have the meaning set forth in Item 210 of Regulation S-X (or any successor provision). “Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

(mm) “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(nn) “Transaction Document” means this Note, the Other Notes, the SEPA, the Registration Rights Agreement and any and all other documents, agreements, instruments or other items executed or delivered in connection with this Note or any of the foregoing.

(oo) “Transfer Agent” means the Company’s transfer agent for the Common Shares from time to time, and any successor transfer agent.

(pp) “Underlying Shares” means the Common Shares issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof.

(qq) “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

(13) COVENANTS. So long as any amount remains outstanding under this Note, the Company covenants and agrees as follows, and any breach of this Section (13) shall constitute an Event of Default under Section (2)(a)(xiv) except where a specific clause of Section (2)(a) is expressly referenced below:

(a) Variable Rate Transactions. The Company shall not, without the prior written consent of the Holder, effect or enter into any equity line of credit, standby equity purchase agreement, “at-the-market” offering, or any issuance of Convertible Securities having a floating, variable or reset conversion, exercise or exchange price, or a conversion, exercise or exchange price based on the future trading price of the Common Shares (each, a “Variable Rate Transaction”); provided that the SEPA, this Note and the Other Notes shall not constitute Variable Rate Transactions.

(b) Indebtedness and Liens. The Company shall not, without the prior written consent of the Holder, (i) incur, create, assume or suffer to exist any indebtedness for borrowed money (“Indebtedness”) that is senior to, or pari passu with, this Note (other than purchase-money Indebtedness and ordinary-course Indebtedness within baskets to be mutually agreed), or (ii) create, incur or suffer to exist any lien, charge, security interest or other encumbrance (“Lien”) upon any of its assets. This Note constitutes a senior unsecured obligation of the Company, senior in right of payment to all other unsecured Indebtedness of the Company.

(c) Distributions. The Company shall not declare or pay any dividend or distribution on, or redeem, repurchase or otherwise acquire, any shares of its capital stock or other junior securities.

(d) Use of Proceeds. The Company shall use the proceeds of this Note for working capital and general corporate purposes, and shall not use such proceeds to repay any Indebtedness owing to any related party. The restriction set forth in Section (2)(a)(xii) with respect to margin stock shall remain in full force and effect.

(e) DTC/DWAC Eligibility. The Company shall at all times maintain the eligibility of the Common Shares for participation in DTC’s FAST/DWAC program and shall maintain the participation of the Transfer Agent therein. Any DTC “chill,” suspension or loss of such eligibility continuing for five (5) Trading Days shall constitute an Event of Default under Section (2)(a)(xv).

(f) Reserve. The Company shall reserve and keep available the Required Reserve Amount in accordance with Section (3)(d)(ii). Any failure to do so that is not cured within ten (10) Trading Days shall constitute an Event of Default under Section (2)(a)(xvi).

(g) Shareholder Approval. Upon the occurrence of an Exchange Cap Event, the Company shall hold a meeting of its shareholders to seek the approval described in Section (3)(d)(ii) within ninety (90) days thereafter. Failure to do so shall constitute an Event of Default under Section (2)(a)(xvii).

(14)	MISCELLANEOUS. The following provisions apply to this Note:

(a) Counterparts; Electronic Signatures. This Note may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Note by electronic transmission (including PDF or any electronic signature complying with applicable law) shall be effective as delivery of a manually executed counterpart.

(b) Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Company may not assign or delegate any of its rights or obligations hereunder without the prior written consent of the Holder; provided that the substitution of PubCo for RIBB as the Company, pursuant to the Joinder and effective upon the closing of the Business Combination, shall not constitute an assignment or delegation by the Company requiring the consent of the Holder. The Holder may assign, transfer or novate this Note and its rights and obligations hereunder, in whole or in part, to one or more of its Affiliates or to one or more funds or accounts managed or advised by the Holder or its Affiliates upon prior written notice to the Company; provided, however, that any assignment, transfer, or novation to any other unrelated third party shall strictly require the prior written consent of the Company, in accordance with Section (4) and the Transaction Documents, provided further that any such permitted assignee shall be deemed the Holder hereunder to the extent of such assignment.

(c) Entire Agreement. This Note, together with the other Transaction Documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, agreements, representations and warranties, whether written or oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed by a duly authorized officer as of the Execution Date set forth above.

COMPANY:

RIBBON ACQUISITION CORP.

By:
Name:	Angshuman (Bubai) Ghosh
Title:	Chairman and Chief Executive Officer

JOINDER OF PUBCO

DRC Medicine Inc., a Delaware corporation (“PubCo”), hereby joins in and executes this Note solely to acknowledge and agree that, effective upon the closing of the Business Combination, PubCo shall become, and shall be substituted for Ribbon Acquisition Corp. as, the “Company” under this Note, and shall assume and be bound by all of the rights, obligations and liabilities of the Company hereunder in accordance with its terms.

DRC MEDICINE INC.

By:
Name:	Narumi Okazaki
Title:	Director

EXHIBIT I

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO: DRC MEDICINE INC.

Via Email: okazaki@drciyaku.co.jp, with a copy to okada.a@drciyaku.co.jp

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Note No. DRCM-1 into Common Shares of DRC MEDICINE INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date: ________________________________

Principal Amount to be Converted: ________________________________

Accrued Interest to be Converted: ________________________________

Total Conversion Amount to be converted: ________________________________

Fixed Price: ________________________________

Variable Price: ________________________________

Applicable Conversion Price: ________________________________

Number of Common Shares to be issued: ________________________________

Please issue the Common Shares in the following name and deliver them to the following account: Issue to: ________________________________

Broker DTC Participant Code: ________________________________

Account Number: ________________________________

Authorized Signature: ________________________________

Name: ________________________________

SCHEDULE 1

Existing Options, Convertible Securities and Membership Interest Purchase Agreements

The following are all of the outstanding Options and Convertible Securities, and all membership interest purchase agreements, referenced in the definition of “Excluded Securities,” in each case as of July 29, 2026 (the day immediately preceding the date of the SEPA):

1. Public Rights. 5,000,000 rights issued as part of the units in RIBB’s initial public offering, each entitling the holder thereof to receive one-seventh (1/7) of one Common Share upon consummation of the Business Combination (an aggregate of up to 714,285 Common Shares, with no fractional shares to be issued).

2. Private Placement Rights. 220,000 rights included in the private placement units purchased by Ribbon Investment Company Ltd (the “Sponsor”) simultaneously with RIBB’s initial public offering, each entitling the holder thereof to receive one-seventh (1/7) of one Common Share upon consummation of the Business Combination (an aggregate of up to 31,428 Common Shares).

3. Class B Ordinary Shares. 1,250,000 Class B ordinary shares of RIBB held by the Sponsor, convertible into Class A ordinary shares of RIBB (and, in connection with the Business Combination, shares of common stock of PubCo) on a one-for-one basis.

4. Sponsor Working Capital Loans. Working capital loans that may be made by the Sponsor to RIBB, up to $300,000 of which may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the Sponsor, in each case if and to the extent outstanding.

5. Consulting Agreement. The right of the DRC Consultant to receive 1,750,000 shares of common stock of PubCo at the closing of the Business Combination pursuant to the Consulting Agreement described in the Registration Statement on Form S-4 (File No. 333-295712) (the “Form S-4”).

6. Advisor Agreement. The right of the SPAC Financial Advisor to receive 25,000 shares of common stock of PubCo at the closing of the Business Combination pursuant to the Advisor Agreement described in the Form S-4.

7. Investor Forward Purchase Arrangements. The forward purchase arrangements between the Company and the Investor and/or its affiliates described in the Form S-4, and any Common Shares issuable thereunder.

Membership Interest Purchase Agreements: None.